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                                                                    Exhibit 99.1


CONTACT:                           -OR-         INVESTOR        RELATIONS
COUNSEL:
Bio-Plexus, Inc.                                The Equity Group Inc.
Jill Phillips  (860) 870-6112                   Tom Ennis        (212) 836-9607
pressrelease@bio-plexus.com                     Devin Sullivan   (212) 836-9608
                                                www.theequitygroup.com

                              FOR IMMEDIATE RELEASE

                 BIO-PLEXUS FILES VOLUNTARY CHAPTER 11 PETITION

                  Vernon, CT - April x, 2001 - As previously reported and anticipated, BIO-PLEXUS, INC. (OTCBB: BPLX), a leader in the design, manufacture and marketing of safety medical needles and other products, today announced that it has filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the District of Connecticut in Hartford, Connecticut. During the reorganization process, Bio-Plexus expects to continue operating in a normal manner while it reorganizes its capital structure and seeks to attract additional financing.

                  As reported on March 19, 2001, Bio-Plexus has reached an agreement in principle with its principal lender, Appaloosa Management LP, to recapitalize the Company with the goal of raising up to $10 million in new equity and debt financing.

                  John S. Metz, President and Chief Executive Officer of Bio-Plexus, commented, "The Company's decision to file a voluntary petition under Chapter 11 of the United States Bankruptcy Code was based on the fact that the Company believes this action will be the quickest and most efficient way to restructure its balance sheet and raise the necessary capital for future growth. We are moving forward with this Restructuring Plan as quickly as we can, and we hope to have it completed by the end of the second quarter."

                  Bio-Plexus, Inc., designs, develops, manufactures and holds U.S. and international patents on safety medical needles and other products under the PUNCTUR-GUARD(R), DROP-IT(R), and PUNCTUR-GUARD REVOLUTION(TM) brand names. For independent evaluations of the PUNCTUR-GUARD(R) blood collection needle, refer to the Centers for Disease Control (MMWR, January 1997) and ECRI (Health Devices, June 1998 and October 1999) studies. Accidental needlesticks number about one million per year in the United States and can result in the transmission of deadly diseases including HIV and Hepatitis B and C.

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                  NOTE: THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS
WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS ARE IDENTIFIED BY THE USE OF SUCH TERMINOLOGY AS "BELIEVES," EXPECTS," "MAY," "WILL," "SHOULD," "ANTICIPATES," "PLANS," "ESTIMATES," AND "INTENDS" OR DERIVATIONS OR NEGATIVES THEREOF OR COMPARABLE TERMINOLOGY. ACCORDINGLY, SUCH STATEMENTS INVOLVE RISKS (KNOWN AND UNKNOWN) AND UNCERTAINTIES. THESE RISKS AND UNCERTAINTIES INCLUDE THE COMPANY'S ABILITY TO TIMELY AND FULLY COMPLETE ITS PLAN OF REORGANIZATION, WHICH IN TURN WILL DEPEND ON A MULTITUDE OF FACTORS, INCLUDING THE TIMELY APPROVAL OF THE PLAN BY THE BANKRUPTCY COURT AND AFFECTED PARTIES, THE AVAILABILITY OF SUFFICIENT CAPITAL TO FUND THE COMPANY'S OPERATIONS DURING THE BANKRUPTCY PROCEEDINGS AND THE CONTINUED WILLINGNESS OF THE COMPANY'S CUSTOMERS, VENDORS AND EMPLOYEES TO MAINTAIN THEIR RELATIONSHIPS WITH THE COMPANY DURING THIS PERIOD. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR ADVISE UPON ANY SUCH FORWARD-LOOKING STATEMENT.